Exhibit 10.24

NORTHWEST PIPE COMPANY

AMENDMENT TO

NOTE PURCHASE AGREEMENT

dated as of November 15, 1997

$35,000,000 Principal Amount

6.87% Senior Notes

due November 15, 2007

AND TO

NOTE PURCHASE AGREEMENT

dated as of April 1, 1998

$10,000,000 Principal Amount

6.63% Series A Senior Notes

due April 1, 2005

$30,000,000 Principal Amount

6.91% Series B Senior Notes

due April 1, 2008

Dated as of February 25, 2004

To the Holders of the Senior Notes

of Northwest Pipe Company Named in

the Attached Schedule I

Ladies and Gentlemen:

Reference is made to (a) the Note Purchase Agreement dated as of November 15, 1997 (as in effect on the date hereof, the “1997 Note Purchase Agreement”) among Northwest Pipe Company (the “Company”), and each of the Purchasers named in Schedule A thereto, pursuant to which the Company issued $35,000,000 aggregate principal amount of its 6.87% Senior Notes due November 15, 2007 (the “1997 Notes”), and (b) the Note Purchase Agreement dated as of April 1, 1998 (as in effect on the date hereof, the “1998 Note Purchase Agreement” and, together with the 1997 Note Purchase Agreement, collectively, the “Note Purchase Agreements”), pursuant to which the Company issued $10,000,000 aggregate principal amount of its 6.63%

Series A Senior Notes, due April 1, 2005 (the “1998 Series A Notes”), and $30,000,000 aggregate principal amount of its 6.91% Series B Senior Notes, due April 1, 2008 (the “1998 Series B Notes,” together with the 1998 Series A Notes, collectively, the “1998 Notes” and, the 1998 Notes, together with the 1997 Notes, collectively, the “Notes”). You are referred to herein individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreements, as amended hereby.

The Company and Wells Fargo Bank, National Association (“Wells Fargo”) entered into a Credit Agreement, dated as of May 31, 2001, as amended, that is being amended and restated as of the date hereof (the “Credit Agreement”), pursuant to which Wells Fargo is extending to the Company a master line of credit in the aggregate commitment amount of $35,000,000.

The Company, on the one hand, and Prudential Investment Management, Inc. (“PIM”), The Prudential Insurance Company of America (“Prudential”), on the other hand, are entering into that Note Purchase and Private Shelf Agreement, dated as of the date hereof (the “Prudential Note Agreement”), pursuant to which the Company is issuing (a) to Prudential on the date hereof the Company’s 8.75% senior secured promissory term notes due February 25, 2014 in the aggregate original principal amount of $15,000,000 (the “Prudential Series A Notes”), and (b) to PIM and certain Prudential affiliates at a date in the future the Company’s senior secured promissory term notes in the aggregate principal amount of up to $25,000,000 (the “Prudential Shelf Notes” and, together with the Prudential Series A Notes, the “Prudential Notes”).

The lenders party to the Credit Agreement (the “Credit Agreement Lenders”), the Holders, the Company and the holders of the Prudential Notes (the “Prudential Noteholders”) have agreed that the obligations to the Credit Agreement Lenders under the Credit Agreement, the obligations to the Holders with respect to the Notes and the obligations of the Prudential Noteholders with respect to the Prudential Notes shall be secured pari passu pursuant to certain security documents. Certain modifications to the Note Purchase Agreements are necessary to make the obligations of the Company under the Notes pari passu with the obligations of the Company to the Prudential Noteholders. The Holders are willing to grant an amendment (hereinafter, this “Amendment”) to effect such modifications on the terms and conditions set forth herein.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1. AMENDMENTS TO NOTE PURCHASE AGREEMENTS

1.1. Amendment of Section 9. Section 9 of each of the Note Purchase Agreements (except as otherwise specifically noted) is hereby amended by the addition of the following:

9.6 Most Favored Lender Status. If at any time any Principal Lending Agreement shall include any covenant, undertaking, restriction or other provision (or any thereof shall be amended or otherwise modified) that is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction or provision contained in this Agreement (any such covenant, undertaking, restriction or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of the Notes. Thereupon, unless waived in writing by the Required Holders within five (5) days of receipt of such notice by the holders of the Notes, such Additional Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such Principal Lending Agreement. Thereafter, upon the request of the Required Holders, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing. Any Additional Covenant incorporated into this Agreement pursuant to this Section 9.6 shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of such Additional Covenant (unless any such waiver, amendment or modification adds another Additional Covenant) under the applicable Principal Lending Agreement.

9.7 Payments on the Notes.

(a) 1997 Notes. Interest and supplemental interest, if any, on the unpaid balance of each Note shall be payable quarterly on May 15, August 15, November 15 and February 15 in each year, commencing with the May 15 next succeeding the date hereof, until the principal hereof shall have become due and payable.

(b) 1998 Notes. Interest and supplemental interest, if any, on the unpaid balance of each Note shall be payable quarterly on January 1, April 1, July 1 and October 1 in each year, commencing with the April 1 next succeeding the date hereof, until the principal hereof shall have become due and payable.

(c) Supplemental Interest Rate. Commencing on February 25, 2004 and for each quarter thereafter, the rate of interest payable on each Note shall be adjusted (the “Supplemental Interest Rate”) to reflect the ratio of the Company’s Consolidated Total Debt to Consolidated EBITDA (calculated on a rolling twelve-month basis) (the “Leverage Ratio”) as set forth in the chart below (such rate adjustment will be an adjustment to (and not in place of) the Company’s existing interest rate on each Note):

Ratio of Consolidated Total Debt/ Consolidated EBITDA	Supplemental Interest Rate
> 3.50:1	1.50%
> 2.75:1 and <= 3.50:1	0.75%
<= 2.75:1	0.00%

The calculation of the supplemental interest for the period from February 25, 2004 to and including March 31, 2004 will be prorated based on the actual number of days elapsed and on the basis of a 360-day year and will be calculated using the Supplemental Interest Rate as determined by the Leverage Ratio as of December 31, 2003. Thereafter, the Supplemental Interest Rate will be adjusted at the beginning of each fiscal quarter for such fiscal quarter based on the Leverage Ratio as determined as of the last day of the immediately preceding fiscal quarter. Interest and the supplemental interest calculated at the Supplemental Interest Rate will be paid on the interest payment dates set forth in Section 9.7(a) for the 1997 Notes and will be paid on the interest payment dates set forth in Section 9.7(b) for the 1998 Notes until the principal hereof shall have become due and payable.

(d) Notices. Commencing on May 15, 2004, and on the 60th calendar day of each calendar quarter thereafter, the Company will notify each holder of a Note of the Leverage Ratio for the most recently ended fiscal quarter, together with the associated Supplemental Interest Rate for the for the respective fiscal quarter; provided that such date shall automatically be extended to the date the Bank extends such date under Section 4.3(c) of the Bank Credit Agreement and the Company shall promptly notify each holder of a Note in writing of such extension by the Bank but in no event shall such date be extended for purposes of this Section 9.7(d) to a date later than the 90th day of each calendar quarter.

(e) Amendments. Each of the amendments set forth in this Section 9.7 shall be effective without the reissuance of any of the existing Notes. To the extent that any new Notes are issued after the date hereof, or should any existing Notes be reissued for any reason, the amendments set forth in this Section 9.7 shall be reflected in such newly-issued or reissued Notes.

9.8 Subsequent Guarantors. Within 10 days after any Credit Party’s acquisition or formation of a Person that becomes a Major Domestic Subsidiary or within 10 days after any determination that any Domestic Subsidiary has become a Major Domestic Subsidiary, or (ii) concurrently with any Subsidiary’s becoming a guarantor or co-obligor of any of the Secured Obligations (as defined in the Intercreditor Agreement), the Company will cause such Person to (a) become a party to the Subsidiary Guaranty, the Indemnity and Contribution Agreement, the Security Agreement (or an additional security agreement substantially similar to the Security Agreement) and the Intercreditor Agreement and (b) execute and deliver to each holder of Notes such opinions of counsel, certificates accompanying authorizing resolutions and corporate or similar documents, and such other financing statements, landlord/mortgagee waivers and other agreements, instruments and other documents as the Required Holders may reasonably request, each of foregoing in form and substance satisfactory to the Required Holders. Notwithstanding the foregoing, within 10 days after any determination by the Required Holders that (1) the book value of the assets of the Company (exclusive of its Subsidiaries), together with the book value of the assets of any then existing parties to the Subsidiary Guaranty, in each case as at the end of the most recently ended fiscal quarter, do not collectively constitute at least 90% of the book value of the assets of the Company and its Subsidiaries on a consolidated basis as at the end of the most recently ended fiscal quarter, or (2) the Consolidated EBITDA (determined solely with respect to the Company (exclusive of its Subsidiaries)), together with the Consolidated EBITDA determined solely with respect to any then existing parties to the Subsidiary Guaranty, in each case for the most recently ended four consecutive fiscal quarters, does not collectively constitute at least 90% of the Consolidated EBITDA for the most recently ended four consecutive fiscal quarters, then the Company shall cause such Domestic Subsidiaries to execute and deliver to each holder of Notes the documents described in clauses (a) and (b) of the immediately preceding sentence so that (A) the book value of the assets of the Company (exclusive of its Subsidiaries) and the parties to the Subsidiary Guaranty constitute at least 90% of the book value of the assets of the Company and its Subsidiaries on a consolidated basis and (B) the Consolidated EBITDA (determined solely with respect to the Company (exclusive of its Subsidiaries)), together with the Consolidated EBITDA determined solely with respect to any then existing parties to the Subsidiary Guaranty collectively constitute at least 90% of the Consolidated EBITDA.

1.2. Amendment of Section 10. Section 10 of each of the Note Purchase Agreements is hereby amended and restated in its entirety as follows:

The Company covenants that so long as any of the Notes are outstanding:

10.1 Financial Covenants.

(a) Consolidated Total Debt to EBITDA Ratio. The Company will not, on the dates specified below, permit (a) the ratio of Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than the applicable amount set forth below:

Date	Ratio
12/31/03	5.00:1.00
3/31/04	4.15:1.00
6/30/04	3.65:1.00
9/30/04	3.45:1.00
12/31/04	3.45:1.00
3/31/05	3.20:1.00
6/30/05	3.05:1.00
9/30/05	2.90:1.00
12/31/05	2.85:1.00
3/31/06	2.85:1.00
6/30/06 and on the last day of each fiscal quarter thereafter	2.80:1.00

(b) Consolidated Total Debt to EBITDA Ratio. The Company will not, at any time during any period specified below, other than the last day of any fiscal quarter, permit (i) the ratio of Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than the amount set forth opposite such period:

Date	Ratio
2/[ ]04-3/30/04	5.25:1.00
3/31/04-6/29/04	4.40:1.00
6/30/04-9/29/04	3.90:1.00
9/30/04-3/30/05	3.70:1.00
3/31/05-6/29/05	3.45:1.00
6/30/05-9/29/05	3.30:1.00
9/30/05-12/30/05	3.15:1.00
12/31/05-6/29/06	3.10:1.00
6/30/06 and at all times thereafter	3.05:1.0

(c) Consolidated Tangible Net Worth. The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $101,000,000, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after September 30, 2003, through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after February 25, 2004.

(d) Consolidated Fixed Charge Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio calculated as of the end of each fiscal quarter set forth below to be less than the ratio set forth opposite such date:

Date	Ratio
12/31/03	0.75:1.00
3/31/04	0.85:1.00
6/30/04	0.95:1.00
9/30/04	1.00:1.00
3/31/05	1.20:1.00
9/30/05	1.25:1.00
3/31/06	1.35:1.00
6/30/06	1.35:1.00
at the end of each fiscal quarter thereafter	1.50:1.00

10.2 Restricted Payments. The Company will not declare, make or pay, or commit to declare, make or pay, any Restricted Payment.

10.3 Capital Expenditures. The Company will not, and will not permit any of its Subsidiaries to, cause or permit the aggregate amount of Capital Expenditures of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding (i) any Capital Expenditures directly related to the consolidation of a Company facility into another Company facility; provided that in no event shall such exclusion of Capital Expenditures exceed $3,000,000 and (ii) internal personnel and related expenses of the Company that relate to specific Company projects and that are permitted to be and are capitalized according to GAAP) to exceed (x) $6,500,000 for the fiscal year ended December 31, 2004, (y) $8,500,000 for the fiscal years ended December 31, 2005 and December 31, 2006 and (z) $15,000,000 for any fiscal year thereafter.

10.4 Other Indebtedness.

Neither the Company nor any of its Subsidiaries shall create, incur, assume or permit to exist any Debt except:

(a) Debt in existence on the date hereof and disclosed on Schedule 10.4 hereto;

(b) Debt evidenced by the Notes or under this Agreement or the Subsidiary Guaranty;

(c) Debt secured by Purchase Money Liens; provided that the aggregate principal amount of such Debt (i) incurred during any year shall not exceed $2,500,000 and (ii) shall not exceed $10,000,000, in the aggregate, at any time;

(d) Debt incurred under the Prudential Note Agreement and evidenced by the Prudential Notes and Guaranties of such Debt; provided that such Debt is subject to the terms of the Intercreditor Agreement;

(e) Debt incurred under the Bank Credit Agreement and Guaranties of such Debt pursuant to the requirements thereof; provided that (i) the aggregate commitment amount thereunder and the aggregate principal amount of such Debt shall not, at any time, exceed $38,500,000 and (ii) such Debt is subject to the terms of the Intercreditor Agreement;

(f) Debt incurred to finance the exercise of purchase options or to otherwise purchase assets or property subject to leases under which the Company is a party; and

(g) Debt incurred to renew, refinance, refund or replace any Debt described in Sections 10.4(a), (c), (d), (e) or (f), provided that (i) the principal amount of such Debt is not increased or the maturity thereof reduced in connection with such renewal, refinancing, refunding or replacement, and (ii) the Debt from the renewal, refinancing, refunding or replacement of the Debt described in Sections 10.4(e) shall be subject to the Intercreditor Agreement.

10.5 Liens. Neither the Company nor any of its Subsidiaries shall create, assume or allow any Lien on property of the Company or any Subsidiary now or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;

(b) Purchase Money Liens on equipment and/or real estate acquired after the date hereof securing Debt permitted under Section 10.4(c);

(c) statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business that do not secure Debt and are for sums not yet due or which are subject to a Good Faith Contest;

(d) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business, such as workers’ compensation liens or statutory liens; provided, however, that such Liens were not incurred or made in connection with the borrowing of money or the obtaining of advances or credit;

(e) minor survey exceptions or minor encumbrances, easements or reservations and related Liens incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(f) deposits or pledges required in the ordinary course of business under workers’ compensation statutes or other insurance;

(g) Liens in existence on the date hereof and disclosed on Schedule 10.5 hereto;

(h) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company;

(i) Liens granted in favor of the Collateral Agent under the Collateral Documents securing the Secured Obligations (as defined in the Intercreditor Agreement);

(j) Liens securing Debt permitted under Section 10.4(f);

(k) Liens created after the date hereof in connection with the renewal, refinancing, refunding or replacement of the Liens listed on Schedule 10.5 or Liens securing Debt permitted under Section 10.4(c) or (f); provided that (i) the principal amount of Debt secured by such Lien immediately prior to such renewal, refinancing, refunding or replacement is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, (iii) immediately after such renewal, refinancing, refunding or replacement, no Default or Event of Default would exist; and

(l) Liens to secure Debt incurred to renew, refinance, refund or replace any Debt described in Sections 10.4(g).

10.6 Loans, Advances and Investments. Neither the Company nor any Subsidiary shall make or permit to remain outstanding any capital contributions, loans, advances or investments (collectively, “Investments”), except the following:

(a) Investments in direct obligations of the United States of America or obligations fully guarantied by the United States of America; provided that such obligations mature within one (1) year from the date acquired;

(b) Investments in certificates of deposit maturing within one (1) year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any of its states, rated at least AA by S&P or Aa2 Moody’s, and having capital, surplus and undivided profits aggregating at least $750,000,000;

(c) Investments in commercial paper rated at least A1 by S&P or P1 by Moody’s and maturing not more than two hundred and seventy (270) days from the date acquired;

(d) capital contributions, loans, advances and investments: (i) from or by the Company to or in its Subsidiaries or (ii) between Subsidiaries;

(e) travel and other business advances to officers and employees of the Company or any Subsidiary in the ordinary course of business in an aggregate amount not exceeding $500,000;

(f) capital contributions, loans, advances or investments in connection with acquisitions permitted under Section 10.12;

(g) other capital contributions, loans, advances and investments not to exceed $5,000,000 in the aggregate.

10.7 Merger and Consolidation; Transfer of Assets. The Company will not, and will not permit any Subsidiary to, consolidate or merge with or into, or Transfer any of its assets to, any other Person, except that, so long as no Default or Event of Default has occurred and is continuing or would result from any such event:

(a) any Subsidiary may consolidate or merge with or into the Company; provided that the Company is the continuing or surviving corporation;

(b) any Subsidiary may consolidate or merge with or into any other Domestic Subsidiary of the Company;

(c) the Company may consolidate or merge with any other solvent corporation; provided that the Company shall be the continuing or surviving corporation;

(d) any Subsidiary may Transfer assets to the Company or another Domestic Subsidiary of the Company;

(e) the Company or any Subsidiary may sell inventory in the ordinary course of business;

(f) the Company or any Subsidiary may otherwise Transfer assets; provided that after giving effect thereto (i) the Annual Percentage of Assets Transferred pursuant to this clause (f) shall not exceed 10%, and (ii) the Cumulative Percentage of Assets Transferred pursuant to this clause (f) shall not exceed 20%; and

(g) any Subsidiary may consolidate or merge with another Person if otherwise permitted under Section 10.12; provided that the continuing or surviving Person following such consolidation or merger is a Subsidiary.

10.8 Lease Expenditures.

The Company will not, and will not permit or cause any Subsidiary to, incur any new operating lease expense in any fiscal year in excess of an aggregate of $1,000,000 for the Company and its Subsidiaries on a consolidated basis, other than that in respect of the lease by the Company of a pipe mill located in Houston, Texas the aggregate annual lease expense for which is anticipated to be in the approximate amount of $2,400,000.

10.9 Sale of Stock and Indebtedness of Subsidiaries.

The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock, partnership interests, membership interests or other equity interests in, or indebtedness of, any Subsidiary (in the case of the Company) or any other Subsidiary (in the case of a Subsidiary), except (a) to the Company or another Subsidiary that is a Wholly-Owned Subsidiary, and (b) the sale of all equity interests and indebtedness of any Subsidiary at the time owned by or owed to the Company and one or more Subsidiaries sold as an entirety; provided that in the case of the immediately preceding clause (b), (i) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by Section 10.7 and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any equity interests or indebtedness of any other Subsidiary (unless all of the equity interests and indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this Section 10.9.

10.10 Related Party Transactions. The Company will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay or agree to pay any management, advisory, consulting or other fees to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party other than on fair and reasonable terms and conditions at least as favorable to the Company or such Subsidiary as those that would be obtained through an arm’s-length negotiation with an unaffiliated third party.

10.11 Compliance with Borrowing Base. The Company will not permit the aggregate principal amount of the Debt outstanding under the Bank Credit Agreement, at the end of any month, to exceed the lesser of (a) the aggregate commitment amount in effect at such time under the Bank Credit Agreement, and (b) the borrowing base as determined pursuant to Section 1.1(f) of the Bank Credit Agreement as in effect on the date hereof.

10.12 Permitted Acquisition. The Company will not, and will not permit any Subsidiary to, acquire any Person, all or substantially all of the property of a Person or a business line or division of a Person (whether by merger, acquisition of all or substantially all of the assets of any other Person, stock or other equity purchase, investment or otherwise) if (a) the Total Acquisition Consideration of such acquisition when aggregated with the Total Acquisition Consideration of all acquisitions consummated by the Company and its Subsidiaries during the then current fiscal year exceeds 10% of Consolidated Tangible Net Worth determined as of the end of the immediately prior fiscal year of the Company, (b) a Default or an Event of Default shall have occurred and is continuing or would result therefrom, or (c) such acquisition has not been approved by the Board of Directors of such Person being acquired or is otherwise considered “hostile” by the Required Holders.

1.3. Amendment of Section 11.

1.3.1. Section 11(c) is amended to read in its entirety as follows:

“(c) the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 9.8 or any of 10.1 through 10.12; or”

1.3.2 Section 11(f) is amended to read in its entirety as follows:

(f) any Credit Party or any Subsidiary of a Credit Party defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or any Credit Party or any Subsidiary of a Credit Party fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by any Credit Party or any Subsidiary of a Credit Party) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to any Credit Party or any Subsidiary of a Credit Party) shall occur and be continuing exceeds $1,000,000; or”

1.3.3 Section 11(i) is amended to read in its entirety as follows:

(i) except for the judgment entered approving the settlement of the POZ-LOK class action litigation, the material terms and conditions of which are set forth on Schedule 11(i), one or more final judgments in an aggregate amount in excess of $1,000,000 (to the extent not fully insured by an insurance carrier rated “A” or better by A.M. Best Co. that has expressly acknowledged coverage thereof) is rendered against any Credit Party or any Subsidiary of any Credit Party and, within 30 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or”

1.3.4 Section 11(j) is amended to read in its entirety as follows:

“(A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans of any Credit Party or any Subsidiary of any Credit Party, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) any Credit Party, any Subsidiary of any Credit Party establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of any Credit Party or any Subsidiary of any Credit Party thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or”

1.3.5 New Sections 11(k), (l) and (m) are added as follows:

(k) any of the Transaction Documents shall cease for any reason to be in full force and effect or any party thereto (other than the Collateral Agent or any holder from time to time of a Note) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof; or

(l) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Liens permitted under Section 10.5; or

(m) a Change in Control shall occur.

1.4. Amendment and Restatement of Schedule A to the 1997 Note Purchase Agreement and the 1998 Note Purchase Agreement.

1.4.1. Schedule A to the 1997 Note Purchase Agreement is amended and restated in its entirety and replaced with Schedule A as attached hereto as Exhibit A.

1.4.2. Schedule A to the 1998 Note Purchase Agreement is amended and restated in its entirety and replaced with Schedule A as attached hereto as Exhibit B.

1.5. Amendment of Schedule B.

1.5.1. The following defined terms are added to Schedule B of each Note Purchase Agreement:

“Additional Covenant” has the meaning set forth in Section 9.6.

“Agreement” shall mean this Note Purchase Agreement, together with all exhibits and schedules hereto, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Amendment Fee” means, with respect each holder, with respect to each Note held by such holder, an amount equal to the product of (a) the outstanding principal balance of such holder’s Note as set forth in Schedule I hereof and (b) 0.20% (20 basis points).

“Annual Percentage of Assets Transferred” shall mean, as of any time of determination thereof, the sum of the Percentages of Assets Transferred for each of the assets of the Company and Subsidiaries that has been Transferred during the then current fiscal quarter and the three fiscal quarters immediately preceding the then current fiscal quarter.

“Bank” shall mean Wells Fargo Bank, National Association or such other financial institution(s) from time to time party to the Bank Credit Agreement acting in the capacity as lender thereunder.

“Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of February 25, 2004, by and between the Company and the Wells Fargo, or any renewal, refinancing, refunding or replacement thereof, provided that, following any such renewal, refinancing, refunding or replacement (i) the aggregate commitment amount and the aggregate principal amount of Debt of the Company and its Subsidiaries thereunder does not exceed $38,500,000 and (ii) such Debt is subject to the terms of the Intercreditor Agreement, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures” shall mean, with respect to the Company or any of its Subsidiaries, expenditures made (by the expenditure of cash or the incurrence of Debt) by such Person for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capitalized Lease Obligation” shall mean, with respect to any Person, any rental obligation which, under GAAP, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Change in Control” shall mean, with respect to the Company, the acquisition (including through a merger or consolidation) by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) of (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of more than 40% of the outstanding Voting Stock of the Company.

“Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent for the holders of the Prudential Notes, the holders and the Bank.

“Collateral” shall mean the personal or real property of the Credit Parties in which a security interest, deed of trust or mortgage has been created under the Collateral Documents in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes to secure the obligations of the Credit Parties under the Notes and the other Transaction Documents.

“Collateral Documents” shall mean the Security Agreement(s) and each of the other agreements and instruments to be executed pursuant to the terms of any of the foregoing or which grant Liens in favor of the Collateral Agent or the holders of the Notes securing the obligations of the Company and the Subsidiaries under any of the Notes, this Agreement or the Subsidiary Guaranty, as each may be amended, restated or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto under the Uniform Commercial Code (as defined in the Security Agreement) or comparable law.

“Consolidated EBITDA” shall mean, for any period of determination, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP, plus, to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) consolidated depreciation and amortization expense, (iii) consolidated income tax expense of the Company and its Subsidiaries and (iv) noncash expenses resulting from a change in accounting principles relating to stock options. Consolidated EBITDA shall not include extraordinary gains, expenses of up to $1,500,000 arising from the sale of the Company’s Riverside, California facility and the consolidation of those operations with its Adelanto, California facility and incurred within 12 months of the sale, so long as the net proceeds received by the Company from such sale equal or exceed the amount of such expenses, any gains resulting from the sale or other disposition of capital assets (other than gains on sales related to the sale-leaseback of equipment or assets sold in the ordinary course of business), undistributed earnings of non-Subsidiary investments, gains arising from changes in accounting principals, gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation), any earnings of a Person acquired by the Company or a Subsidiary prior to the date such acquisition occurs, any gains resulting from the early retirement or extinguishment of Debt and any earnings of a Foreign Subsidiary of the Company to the extent that such Foreign Subsidiary is not at the time permitted, whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Foreign Subsidiary to convert such earnings into United States currency or repatriate such earnings to the Company or any other Domestic Subsidiary which is the parent corporation of such Foreign Subsidiary. Unless provided otherwise, EBITDA shall be calculated at any time of determination for the four consecutive fiscal quarters ended immediately prior to such time. To the extent deducted therefrom, EBITDA for the quarter ended December 31, 2003, shall not include expenses of up to $500,000 related to a fatal accident in Texas and $400,000 related to employee severance expense in the aggregate. To the extent deducted therefrom, EBITDA for the quarter ended March 31, 2004 shall not include expenses of up to $200,000 related to employee severance expense in the aggregate.

“Consolidated EBITDAR” shall mean, (a) Consolidated EBITDA, plus (b) Lease Rentals for the fiscal quarter of the Company ended on the date of determination multiplied by 4.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDAR; to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” shall mean in respect of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (a) consolidated interest expense, plus the scheduled principal payments of long-term Debt (including Capitalized Lease Obligations) for the period of four consecutive fiscal quarters ended on the date of determination, plus (b) Lease Rentals for the fiscal quarter of the Company ended on the date of determination, multiplied by 4.

“Consolidated Tangible Net Worth” shall mean at any time of determination consolidated shareholders’ equity of the Company and its Subsidiaries as of such time, minus the net book amount of all assets of the Company and its Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of the Company and its Subsidiaries (including, without limitation, goodwill).

“Consolidated Total Debt” shall mean, as of any time of determination, the total of all Debt of the Company and its Subsidiaries exclusive of Debt of Subsidiaries owed to the Company or other Subsidiaries.

“Credit Parties” shall mean the Company and the Subsidiary Guarantors.

“Cumulative Percentage of Assets Transferred” shall mean, as at any time of determination thereof, the sum of the Percentages of Assets Transferred for each asset of the Company and Subsidiaries that has been Transferred from and after the date hereof.

“Debt” shall mean, with respect to any Person, without duplication: (i) any indebtedness for borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable), (ii) indebtedness of a third party secured by Liens on the assets of such Person, (iii) Capitalized Lease Obligations, (iv) Guarantees, (v) unreimbursed obligations with respect to Swaps, drawn letters of credit and similar obligations, (vi) mandatorily redeemable preferred stock or equivalents and (vii) letters of credit in excess of IRB obligations.

“Domestic Subsidiary” shall mean, as of any time of determination, any Subsidiary that is incorporated or organized under the laws of any state or territory of the United States of America, whether now existing or hereafter formed or acquired.

“Equity Offering” shall mean any issuance of any class or series of the capital stock of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” shall mean a Subsidiary other than a Domestic Subsidiary.

“Good Faith Contest” shall mean an active contest or challenge initiated in a timely manner and in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

“Indemnity and Contribution Agreement” shall mean an Indemnity and Contribution Agreement in the form of Exhibit C hereto (as amended, supplemented or otherwise modified from time to time).

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Credit Parties, the Prudential Noteholders, the holders, the Bank and the Collateral Agent and each of the other parties signatory thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lease Rentals” shall mean, with respect to any period, the sum of rental and operating lease expense, for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Major Domestic Subsidiary” shall mean any Domestic Subsidiary of the Company that, together with any other Domestic Subsidiaries owned by such Subsidiary, (i) has assets with a book value as at the end of the most recently completed fiscal quarter that total 5% or more of the consolidated total assets of the Company and its Subsidiaries as at the end of the most recently ended fiscal quarter, or (ii) has Consolidated EBITDA (determined solely with respect to such Subsidiary on a consolidated basis) for the most recently ended four consecutive fiscal quarters that is 5% or more of Consolidated EBITDA during such period.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in any Principal Lending Agreement (including by way of amendment or other modification of any exiting provision thereof), pursuant to Section 9.6, by a Responsible Officer of the Company in reasonable detail, including reference to Section 9.6, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Percentage of Assets Transferred” shall mean, with respect to each asset Transferred pursuant to clause (vi) of Section 10.7, the ratio (expressed as a percentage) of (i) the greater of such asset’s fair market value or net book value on the date of such Transfer to, (ii) the consolidated total assets of the Company and Subsidiaries as of the last day of the fiscal quarter immediately preceding the date of such Transfer.

“PIM” shall mean Prudential Investment Management, Inc.

“Principal Lending Agreement” means (a) the Bank Credit Agreement and any renewal, refinancing, refunding or replacement thereof, (b) the Prudential Note Agreement and any renewal, refinancing, refunding or replacement thereof, and (c) any other financing agreement with any lender that becomes a party to the Intercreditor Agreement.

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Note Agreement” means that certain Note Purchase and Private Shelf Agreement, dated as of the date hereof between Prudential and PIM, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Prudential Noteholders” means a holder of a Prudential Note.

“Prudential Notes” means (a) the Company’s 8.75% senior secured promissory term notes due February 25, 2014 in the aggregate original principal amount of $15,000,000 (the “Prudential Series A Notes”), and (b) the Company’s senior secured promissory term notes in the aggregate principal amount of up to $25,000,000, in each case to be issued pursuant to the Prudential Note Agreement.

“Purchase Money Lien” shall mean a Lien on tangible property (or any improvement thereon) securing the purchase price or cost of construction, expansion, renovation or improvement of such tangible property (or any improvement thereon) by the Company or any Subsidiary after the date hereof or to secure Debt of the Company or such Subsidiary incurred after the date hereof solely for the purpose of financing the acquisition, construction, expansion, renovation or improvement of such tangible property (or any improvements thereon), provided that no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed (except that, in the case of any expansion, renovation or improvement of an existing facility involving fixed or capital assets that will become a part of a related property or other assets comprising such facility, such Lien may extend to such related property or other assets), the amount of Debt secured by any such Lien shall not exceed an amount equal to the lesser of (a) the cost to the Company or such Subsidiary of the property (or improvement thereon) being acquired or constructed or (b) the fair market value (as determined in good faith by the Company) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, expansion, renovation or improvement, and such Lien shall be created concurrently with or within 180 days after such acquisition or the substantial completion of such construction, expansion, renovation or improvement.

“Related Party” shall mean: (i) any shareholder of the Company or any Subsidiary; (ii) all Persons to whom any Person described in clause (i) above is related by blood, adoption or marriage; and (iii) all Affiliates of the Company and the foregoing Persons.

“Restricted Payments” of a Person shall mean any of the following:

(i) any dividend on any class of such Person’s capital stock;

(ii) any other distribution on account of the ownership of any class of such Person’s capital stock; and

(iii) any redemption, purchase or other acquisition, direct or indirect, of any shares of such Person’s capital stock.

Notwithstanding the foregoing, Restricted Payments shall not include: (A) dividends paid, or distributions made, by such Person solely in shares of capital stock; or (B) exchanges of capital stock of such Person for another class of capital stock of such Person, except to the extent that cash or other non-stock value is paid by such Person in such exchange. The term “capital stock” as used herein shall include equity interests other than capital stock, including warrants or options to purchase capital stock and other equity interests.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof by and between the Company, as grantor, and the Collateral Agent, as secured party, for the benefit of the Bank the Prudential Noteholders, the holders and each of the other parties signatory thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Subsidiary Guaranty” shall mean a Subsidiary Guaranty in favor of the holders from time to time of the Notes, in the form of Exhibit D hereto (as amended, supplemented or otherwise modified from time to time).

“Subsidiary Guarantors” shall mean each Person that hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of Section 9.8.

“Total Acquisition Consideration” shall mean, with respect to any acquisition described in Section 10.12, (a) the amount of any cash and the fair market value of all other property given or required to be given as consideration, including the deferred payments of any such amounts, (b) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for money borrowed, incurred, assumed or acquired or required to be assumed or acquired by either the Company or any Subsidiary in connection with such acquisition, and (c) all amounts paid or required to be paid in respect of covenants not to compete and consulting agreements that should be recorded on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP.

“Transaction Documents” shall mean this Agreement, the Notes, the Collateral Documents, the Subsidiary Guaranty, the Indemnity and Contribution Agreement, the Intercreditor Agreement, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Voting Stock” shall mean, with respect to any Person, any shares of stock (or similar equity interests) of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors (or similar body that has management authority of such Person) of such Person (irrespective of whether at the time stock (or similar equity interests) of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

1.4.2 The following defined terms as set forth in Schedule B of each of the Note Purchase Agreement are amended in their entirety as follows:

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, any of (i) the business, assets, operations, affairs or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of any Credit Party to perform its respective obligations under the Transaction Documents to which such Person is a party, or (iii) the validity or enforceability of this Agreement, any Note, the Subsidiary Guaranty, the Indemnity and Contribution Agreement, any Collateral Document or any other Transaction Document.

1.6. Addition of Schedule C. Each of the Note Purchase Agreements is amended by the addition of the attached new Schedule C (Form of Subsidiary Guaranty).

1.7. Addition of Schedule D. Each of the Notes Purchase Agreements is amended by the addition of the attached new Schedule D (Form of Indemnity and Contribution Agreement).

2. REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

2.1. Reaffirmation of Note Purchase Agreements. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Purchase Agreements and the Notes, including the additions and amendments of such provisions effected by this Amendment.

2.2. Bank Credit Agreement and Prudential Note Agreement. The Company represents and warrants that the representations and warranties contained in each of the Bank Credit Agreement and the Prudential Note Agreement were true and correct when made and are true and correct as of the date hereof, and each of the Holders may rely on such representations and warranties in the same manner and with the same effect as though each such Holder were itself a party to the Bank Credit Agreement and the Prudential Note Agreement.

2.3. No Default or Event of Default. Both before and after giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

2.4. Authorization. The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. Each Note Purchase Agreement and this Amendment each constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. EFFECTIVE DATE

This Amendment shall become effective as of the date set forth above upon the satisfaction of the following conditions:

3.1. Consent of Holders to Amendment. Execution by the Holders of a 100% of the aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this Amendment duly executed by the Company.

3.2. Opinion of Company Counsel. The Holders shall have received an opinion of counsel for the Company, in form and substance satisfactory to the Holders and their special counsel, to the effect set forth in Section 2.4.

3.3. Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by the Prudential Noteholders, the Holders, the Banks and the Collateral Agent and acknowledged by the Company and each Subsidiary Guarantor.

3.4. Bank Credit Agreement. The Holders shall have received a copy of the Bank Credit Agreement duly executed by the Company and Wells Fargo.

3.5. Amended and Restated Security Agreement. The Holders shall have received a copy of the Amended and Restated Security Agreement duly executed by the Collateral Agent and the Company.

3.6. Amendment Fee. Each of the Holders shall have received its Amendment Fee.

3.7. Fees of Special Counsel. The Company shall have paid all fees and expenses of special counsel to the Holders.

4. MISCELLANEOUS

4.1. Ratification. Except as amended hereby, each Note Purchase Agreement, including the representations and warranties contained therein, shall remain in full force and effect and is ratified, approved and confirmed in all respects as of the date hereof.

4.2. Reference to and Effect on the Note Purchase Agreements. Upon the final effectiveness of this Amendment, each reference in each Note Purchase Agreement and in other documents describing or referencing such Note Purchase Agreement to the “Agreement,” “Note Purchase Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to such Note Purchase Agreement, shall mean and be a reference to such Note Purchase Agreement, as amended hereby.

4.3. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

4.4. Governing Law. This Amendment shall be governed by and construed in accordance with Illinois law.

4.5. Counterparts. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and the Holders have caused this Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

NORTHWEST PIPE COMPANY

By:	/s/ Brian W. Dunham
Name:	Brian W. Dunham
Title:	President and CEO

SCHEDULE I

1997 Holders	Principal Amount of each Note
Massachusetts Mutual Life Insurance Company	$8,000,000.00
Massachusetts Mutual Life Insurance Company	$2,285,714.29
Nationwide Life Insurance Company	$5,714,285.71
CM Life Insurance Company	$1,142,857.14
London Life Insurance Company	$2,857,145.00

1998 Series A Holders	Principal Amount of each Note
Nationwide Life Insurance Company	$2,857,145.00

1998 Series B Holders	Principal Amount
Allstate Life Insurance Company	$3,571,428.66
Allstate Life Insurance Company	$3,571,428.66
Allstate Life Insurance Company	$3,571,428.66
United of Omaha Life Insurance Company	$5,714,286.00
Companion Life Insurance Company	$1,428,571.00
Massachusetts Mutual Life Insurance Company	$2,142,857.20
Massachusetts Mutual Life Insurance Company	$714,285.74
Bay State Health Systems Inc.	$357,142.87
CM Life Insurance Company	$357,142.87